Morse, Zelnick, Rose & Lander, LLP
                                 450 Park Avenue
                            New York, New York 10022
                                 (212) 838-1177


                                 April 17, 1998


                                   EXHIBIT 5.1


Complete Management, Inc.
254 West 31st Street
New York, New York 10001

                         Re: Complete Management, Inc.
                   Employee Stock Purchase Plan (the "Plan")

Gentlemen:

We have acted as counsel to Complete Management, Inc., a New York corporation (the "Company") in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities Exchange Commission under the Securities Act of 1933, as amended to register the offering by the Company of 1,000,000 Common Shares par value $.001 per share (the "Common Shares") pursuant to the Company's Employee Stock Purchase Plan (the "Plan").

      In this regard, we have reviewed the Certificate of Incorporation of the Company, as amended, resolutions adopted by the Company's Board of Directors, the Plan, and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

      Based upon the foregoing, we are of the opinion that the Common Shares to be acquired and resold to employees under the Plan have been duly and validly authorized for issuance and when issued and delivered as contemplated by the Registration Statement will be legally issued, fully paid and non-assessable.

      We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. Members of this firm own an aggregate of 67,528 Common Shares.

                                    Very truly yours,



                                    /s/ Morse, Zelnick, Rose & Lander, LLP